Filed Pursuant to Rule 433
Terms and Conditions	Registration No. 333-132936-14
March 6, 2008

1-Year Note linked to Microsoft Corporation

Due March 16, 2009

CUSIP	22542D308

ISIN	US22542D3089

Issuer	Credit Suisse, Nassau Branch

Distributor	Credit Suisse Securities (USA) LLC

Reference Shares	Microsoft Corporation (Bloomberg Ticker: MSFT <EQUITY>, ISIN US5949181045)

Trade Date	March 6, 2008

Settlement Date	March 13, 2008

Final Valuation Date	March 11, 2009

Maturity Date	March 16, 2009 (adjusted for Market Disruption Events)

Aggregate Principal Amount	USD 63,800,592

Number of Units	2,288,400

Principal Amount per Unit	USD 27.88

Initial Share Price	USD 27.88

Coupon	11% per annum (30/360 basis)

Coupon Frequency	Monthly on the 16th of each month, commencing on April 16, 2008 and ending on Maturity Date (in accordance with the modified following business day convention)

Record Date	15 calendar days prior to the coupon payment date

Final Share Price	The closing price of the Reference Shares on Final Valuation Date, subject to Market Disruption Events

Lower Put Strike Price	USD 22.3040

Upper Put Strike Price	USD 31.2256

Call Strike Price	USD 33.4421

Downside Participation	89.2857%

Upside Participation	65.00%

Redemption Amount at Maturity	The Redemption Amount per Unit payable on Maturity Date is an amount in USD equal to:
1) If the Final Share Price is less than or equal to the Lower Put Strike Price, then Redemption Amount = Downside Participation x Lower Put Strike Price

2) If the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price, then Redemption Amount = Downside Participation x Final Share Price

3) If the Final Price is greater than or equal to the Upper Put Strike Price and less than the Call Strike Price, then Redemption Amount = 100% of a Unit Principal Amount

4) If the Final Price is greater than or equal to the Call Strike Price, then Redemption Amount = Upside Participation x (Final Share Price – Call Strike Price) + 100% of a Unit Principal Amount

Base Dividend	USD 0.11 per quarter

Dividend Adjustment	Two way dividend adjustment based on difference between the actual dividend and the Base Dividend.

Calculation Agent	Credit Suisse International

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